Exhibit 10.19

General Manager employment contract

between

Isola GmbH

Isolastrasse 2

52353 Düren

(hereinafter referred to as the “Company”)

and

Mr. Karl Stollenwerk

[Address on file]

(hereinafter referred to as “Mr. Stollenwerk” or the “General Manager”)

§ 1

Preamble

Mr. Stollenwerk was appointed as General Manager of the Company by shareholder resolution dated 2/17/2006. For that reason, the following General Manager contract is hereby concluded:

§ 2

Beginning, scope of duties,

representative authority

The General Manager began work as general manager for the Company on Jan. 20, 2006, and the contract shall take effect at that point in time. This contract replaces the employment contract dated 03/12/1999, which is, thus, cancelled. 10/01/1987 shall be deemed to be the beginning of the General Manager’s company affiliation.

He shall represent the Company externally with another General Manager, a Prokurist [officer endowed with statutory representative authority], or another of the Company’s holders of signatory authority.

The General Manager shall require the prior consent of the shareholders’ meeting, or a representative authorized by the shareholders’ meeting, in order to undertake the measures stated in Appendix 1.

The Company reserves the right to assign a different function to the General Manager commensurate to his knowledge and skills.

The General Manager shall be required to make the entirety of his work capacity available to the Company, and in particular, protect the interests of the Company through his actions. He shall be required to exercise the standard of care of a reasonable and prudent businessperson in the performance of his work.

§ 3

Remuneration / Work time

The General Manager shall receive a gross annual base salary of EUR 150,000.00, which shall be due in twelve equal monthly installments of EUR 12,500 at the end of each month.

The aforementioned salary shall be paid each month via cashless method to a bank account to be named by the General Manager.

The General Manager shall have a right to a planned bonus of 25% of his base salary if the respective stated goals are achieved. The goals shall be set by the Management Board annually in advance.

The General Manager promises to also work above and beyond the operationally typical work time if it becomes necessary to do so.

The total remuneration shall be deemed to compensate overtime work, work on Sundays and work on holidays.

§ 4

Reimbursement of travel costs and outlays

Travel costs and other expenditures associated with the Company’s interests shall be reimbursed to the General Manager in the amount of the actually incurred expenditures upon the furnishing of documentation. Reporting shall take place on the basis of the records recognized by the tax bodies as proper for purposes of the deductibility of outlays.

[initials]

§ 5

Company vehicle,

no right of retention

Within the framework of his activity on behalf of the Company, the General Manager shall receive a company vehicle, which shall correspond in terms of size and outfitting to a net value of EUR 50,000.00, and shall be made available for official and personal purposes. However, the General Manager himself shall bear any taxes and social security insurance that are payable resulting from personal use.

The General Manager shall be permitted to use the official vehicle until the expiration of the termination notice period in the event of termination of the General Manager employment contract. He shall be required to return the vehicle to the Company at its domicile by no later than the end date. He shall have no right of retention.

§ 6

Vacation

The General Manager shall have a right to paid annual vacation of 30 work days (Saturdays shall be excluded therefrom).

The timing and duration of the vacation must be oriented to operational requirements; however, the General Manager’s wishes must be reasonably taken into consideration.

Annual vacation that is not taken can only be taken through March 31 of the following year; beyond that, with the approval of the shareholders or their agents only.

§ 7

Earnings in the event of illness or

death

The General Manager shall receive his remuneration set forth in § 3 of this contract for a period of six months, but not beyond the end of this contract, in the event of illness or other work incapacity that hinders the General Manager in the performance of his contractual duties.

[initials]

The General Manager shall be obligated to promptly notify the Company of any inability to perform work and the reasons therefore.

In the event that the General Manager dies during the term of this contract, his widow or, as the case may be, life partner or, in the event of his/her death, his/her children - provided that they have not yet reached the age of 25 and are still in school - shall have a right to the base salary for the month in which death occurs, as well as for three subsequent months, but not beyond the date of expiration of this contract.

§ 8

Insurance

The Company shall participate in the amount of 50% of the month premiums of any private health insurance of the General Manager, up to a maximum amount of one half of statutory health insurance for the term of this contract.

The Company shall include the General Manager in the Company’s D&O insurance policy for the term of the employment contract. The respective governing insurance terms and conditions shall be applicable.

The Company shall insure the General Manager against accident within the framework of the Company’s group accident insurance for the term of the employment contract. The coverage sum shall be EUR 500,000.00 in the event of disability and EUR 250,000.00 in the event of death. The respective governing insurance terms and conditions shall be applicable.

§ 9

Termination, release

The employment relationship is entered into for an indefinite period.

The contract can be ended by either party with a notice period of 12 months effective at the end of the month.

This shall not affect the right of both parties to terminate this employment relationship for good cause. Termination must be in written form.

In any case of termination, the Company shall be entitled to release the General Manager from the obligation to perform work - with crediting of any still available vacation time - until the expiration of the termination notice period.

The appointment as General Manager can be revoked at any time by resolution of the shareholders’ meeting.

Any removal of the General Manager shall simultaneously be deemed to constitute termination by the Company effective on the next permissible date. In the case of termination for operational reasons, compensation shall be due according to the statutory scheme for managerial employees in accordance with the Termination Protection Act.

The employment relationship shall end without the need for termination no later than the age of 65 or if occupational disability is determined to exist.

§ 10

Confidentiality, property of the Company

The General Manager shall be obligated to maintain silence - including after the end of the employment relationship - concerning all of the confidential business and operational affairs and events of which he becomes aware in the course of his work.

The obligation to maintain silence shall also extend to the content of this contract.

The General Manager promises to return all of the objects and documents that are in his possession in connection with his work to the Company at any time, but no later than his departure. This shall also apply to all copies and other reproductions, regardless of whether they exist in an electronic version or in the form of hard copy. The General Manager shall not have any right of retention with respect to such documents.

[initials]

§ 11

Prohibition against secondary employment

Paid secondary employment, regardless of the type and form, shall require the prior written consent of the Company.

§ 12

Reporting

The General Manager shall be obligated to report the Company’s situation at the shareholders’ meeting or to its named agents in writing at a point in time determinable by the Company. The report shall be required, in particular, to contain the following points: Profit and loss, personnel costs, accounts receivable and accounts payable.

§ 13

Prohibition against competition,

poaching

The General Manager promises not to work on an independent or dependent basis or in any other manner for any enterprise that is in direct or indirect competition with the Company during the term of this contract. Likewise, the General Manager shall be prohibited from establishing, acquiring or obtaining a direct or indirect equity interest in such an enterprise during the term of this contract.

After the end of the employment relationship, the General Manager shall be prohibited for a period of six months from directly or indirectly

• poaching any important Company employee on behalf of another person, firm, company or association

• hiring any important Company employee, causing such employee to be hired, or forming a company with such employee (or offering this to such employee)

(regardless of whether this is done personally or at the instruction of third parties, companies or associations) without the prior written approval of the Company.

[initials]

The General Manager shall be required to pay liquidated damages for each instance of violation of these provisions.  The liquidated damages for each violation shall correspond to the amount of one month’s income, calculated according to the average income set forth in § 3 par. 1 and 3 for the last twelve months of his/her employment. In the case of a continuing breach of contract, the liquidated damage shall be due for each additional month [in the amount of] a sum stated in sentence 2. This shall not affect further compensatory damage claims of the Company.

§ 14

General provisions

If a provision of this contract is invalid in whole or in part or later loses its legal validity, it is intended that this not affect the validity of the other provisions. It is intended that, to the extent legally permissible, the invalid provision be replaced by a different reasonable provision that comes as close as possible from an economic standpoint to that which the contracting parties wanted, or would have wanted had they considered the invalidity of the provision.

Amendments of and addenda to this contract must be in written form.

The place of judicial jurisdiction for all disputes arising from or in connection with this contract and any amendments thereof of addenda thereto shall be the Company’s domicile.

The German version shall take precedence in the event of a conflict between the German and English version.

This contract shall be governed by German law.

Düren, 02/17/2006

/s/ Augusto Meozzi	/s/ Karl Stollenwerk
Isola GmbH	Karl Stollenwerk

Approved by the shareholders:

Appendix 1

to the General Manager contract

1.                                      Sale of the enterprise or portions thereof.

2.                                      Conclusion, amendment and termination of intercompany agreements, tax group agreements and contracts that have as their subject matter the restriction of substantial business functions.

3.                                      Acquisition and alienation of equity interests in other enterprises.

4.                                      Commencement of construction work.  Acquisition of real property or fixed asset items, if the expenditures for such measures exceed EUR 25,000.00 in the individual case.

5.                                      Promise or grant of retirement pensions.

6.                                      Lease contracts with obligations of more than EUR 20,000.00 per year or with a term of more than three years.

7.                                      Prepayments to suppliers of more than EUR 50,000.00.

8.                                      Granting of loans with the exception of the grant of typical payment periods to customers.

9.                                      The taking out of loans of more than EUR 100,000.00.

10.                               Assumption of surety ships and joint liability.

11.                               Naming of Prokuristen [officers endowed with statutory representative authority].

12.                               Conclusion, amendment and ending of employment contracts with a gross annual salary sum of more than EUR 100,000.00.

13.                               Prosecution of lawsuits with an amount in controversy of more than EUR 50,000.00.

14.                               Entering into other liabilities in the total amount of more than EUR 200,000.00.

15.                               Measures outside of the enterprise’s normal course of business.

[initials]